                                                                     EXHIBIT 3.1


                             ARTICLES OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                          HARRY'S FARMERS MARKET, INC.
                          ============================


                           Series AA Preferred Stock

     1.  The name of the corporation is Harry's Farmers Market, Inc.

     2. Article II of the Articles of Incorporation authorizes the issuance of up to 3,000,000 shares of Preferred Stock by the Company, with such preferences, limitations, and relative rights as may be determined by the Board of Directors in accordance with (S) 14-2-602 of the Georgia Business Corporation Code.

     3. On January 30, 1997, the Board of Directors of the Company duly adopted an amendment to the Company's Articles of Incorporation designating a series of Preferred Stock as the Series AA Preferred Stock, and determining the terms of such series.

     4. The text of the amendment so adopted, which amends Article II by adding a new Section F, is as follows.


                         F.  SERIES AA PREFERRED STOCK


1.  GENERAL.  There is designated herein a single series of preferred stock
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having the preferences, limitations, and relative rights set forth below.
Capitalized terms not otherwise defined shall have the meanings assigned by
Section 10.

2.  DESIGNATION.
    -----------

     The series of Preferred Stock shall be designated as the "Series AA Preferred Stock." The number of shares constituting such series shall be 1,222,221, having a stated value of $9.00 per share. All shares of Series AA Preferred Stock shall be identical with each other in all respects.

3.  RANK.
    ----

     The Series AA Preferred Stock shall rank, with respect to dividend rights and rights on liquidation, dissolution and winding-up of the affairs of the
Company:

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

     (i) senior to all classes or series of Common Stock of the Company and to any other class or series of Capital Stock that does not expressly provide that it ranks senior to or on a parity with the Series AA Preferred Stock as to dividends and upon liquidation, dissolution and winding-up (collectively referred to as "Junior Securities");

     (ii) on parity with the Series B Preferred Stock, stated value $40.00, of the Company (the "Series B Preferred Stock") and with each other class or series of Capital Stock that expressly provides that it ranks on a parity with the Series AA Preferred Stock as to dividends and upon liquidation, dissolution and winding-up (collectively referred to as "Parity Securities"); and

     (iii) junior to each class or series of Capital Stock which expressly provides that it ranks senior to the Series AA Preferred Stock as to dividends and upon liquidation, dissolution and winding-up (collectively referred to as "Senior Securities").

     The Company shall not create, authorize or issue any Senior Securities or Parity Securities or reclassify any class or series of Capital Stock into Senior Securities or Parity Securities, without the approvals required by Section 8 hereof.

4.  DIVIDENDS.
    ---------

     4.1  Amount and Payment.  If the Company shall at any time or from time to
          ------------------
time declare, order, pay, or make a dividend or other distribution (whether in cash, securities, rights to purchase securities, or other property) with respect to its Common Stock, the Holders of outstanding shares of Series AA Preferred Stock shall be entitled to receive, with respect to each share of Series AA Preferred Stock held, a dividend or distribution that is the same dividend or distribution that would be received by a holder of the number of shares of Class A Common Stock into which such share of Series AA Preferred Stock is convertible under Section 9 on the record date for such dividend or distribution. Any such dividend or distribution shall be declared, ordered, paid, or made on the Series AA Preferred Stock at the same time such dividend or distribution is declared, ordered, paid, or made on the Common Stock.

     4.2  Cumulative Default Dividends.  Beginning on the date of  any
          ----------------------------
Redemption Default, and until such Redemption Default has been cured in full by the Company and all dividends provided by this Section 4.2 have been paid in full, the Holders of outstanding shares of Series AA Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the annual rate equal to fifteen percent of the Liquidation Preference. All dividends shall be cumulative and shall be payable in equal quarterly installments in arrears on each Dividend Payment Date commencing on the first Dividend Payment Date for which the Dividend Record Date occurs after the Redemption Default Date, in preference to and with priority over dividends on Junior Securities. The dividend payable on any share of Series AA Preferred Stock on any Dividend Payment Date in respect of the Quarterly Dividend Period then ended shall be calculated by multiplying the Liquidation Preference of such share on the immediately preceding Dividend Payment Date (after giving effect to any dividend payment actually made on such preceding Dividend Payment Date, if any) by 3.75 percent. Dividends per share of Series AA Preferred Stock payable in respect of the Initial Dividend Period shall be equal to the product of the Liquidation Preference and 3.75 percent times a fraction, the numerator of which is the number of days in the Initial Dividend Period and denominator of which is
90. The amount of dividends accrued on the Series AA Preferred Stock for any period less than a full Quarterly Dividend Period shall be equal to a pro rata portion of the total dividend payable for the Quarterly Dividend Period during which such period occurs, based on the actual number of days elapsed in such period for which payable and the total number of days in the applicable Quarterly Dividend Period. Dividends shall accrue on a daily basis during each Dividend Period as provided above, and the Liquidation Preference of each outstanding share of Series AA Preferred Stock shall be correspondingly increased on a daily basis. Each such dividend shall be payable to Holders of record as their names shall appear on the stock books of the Company on the Dividend Record Date for such dividends, except that dividends in arrears for any past Payment Date may be declared and paid at any time without reference to such regular Dividend Payment Date to Holders of record on such date not more than 60 days or less than 10 days prior to the date of payment as shall be determined by the Board of Directors.

     4.3  Limitation on Dividends, Repurchases and Redemptions.  So long as any
          ----------------------------------------------------
shares of Series AA Preferred Stock shall be outstanding, the Company shall not declare or pay or set apart for payment any dividends or make any other distributions on any Junior Securities, whether in cash, property or otherwise (other than dividends or distributions payable in shares of the class or series upon which such dividends or distributions are declared or paid), nor shall the Company or any of its Subsidiaries purchase, redeem or otherwise acquire for any consideration or make payment on account of the purchase, redemption, or other retirement of any Parity Securities or Junior Securities, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Parity Securities or Junior Securities, unless with respect to all of the foregoing all dividends or other distributions to which the holders of Series AA Preferred Stock shall have been entitled, pursuant to Section 4.1 or 4.2 hereof, shall have been paid or declared and a sum of money has been set apart for the full payment thereof.

     4.4  Pro Rata Payments.  All dividends paid with respect to shares of the
          -----------------
Series AA Preferred Stock shall be paid pro rata to the Holders entitled thereto.

5.  LIQUIDATION PREFERENCE.
    ----------------------

     5.1  Amount.  Upon any voluntary or involuntary liquidation, dissolution or
          ------
winding-up of the affairs of the Company, the Holders of Series AA Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to the holders of its Capital Stock, whether such assets are capital or surplus, an amount in cash equal to the Liquidation Preference determined as of the date of such voluntary or involuntary liquidation, dissolution or winding-up, before any payment or other distribution is made on any Junior Securities, including Common Stock of the Company. Holders of Series AA Preferred Stock shall not be entitled to any other distribution in the event of voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company.

     5.2  Proration.  If upon any voluntary or involuntary liquidation,
          ---------
dissolution or winding-up of the affairs of the Company, the assets of the Company are not sufficient to pay in full the liquidation preference payable to the holders of outstanding shares of the Series AA Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in any distribution of assets in proportion to the full liquidation preference determined as of the date of such voluntary or involuntary liquidation, dissolution or winding-up, to which they are entitled.

     5.3  Sale Not Liquidation.  For the purposes of this Section 5 only,
          --------------------
neither the sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more companies shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Company.

6.  REDEMPTION
    ----------

     6.1  Redemption Price.  Any redemption of the Series AA Preferred Stock
          ----------------
pursuant to Section 6.2 or Section 6.3.1 shall be at a price equal to $9.00 per share, plus in each case an amount equal to accrued and unpaid dividends, if any, to (and including) the redemption date, whether or not earned or declared. Any redemption of the Series AA Preferred Stock pursuant to Section 6.3.2 or
Section 6.4 shall be at a price equal to $9.00 per share, plus an amount equal to accrued and unpaid dividends, if any, to (and including) the redemption date, whether or not earned or declared, but in no event less than an amount per share equal to $9.00 plus the amount of dividends that would be accrued thereon if such dividends accrued at an annual rate of 15%, compounded annually, from the date of issuance of the Series AA Preferred Stock. The redemption price provided for in this Section 6.1 is herein referred to as the "Redemption Price."

     6.2  Mandatory Redemption.  The Company shall redeem all of the then
          --------------------
outstanding shares of Series AA Preferred Stock at the Redemption Price on December 1, 2001.

     6.3  Redemption at Company's Option.
          ------------------------------

          6.3.1 In the event (i) the Market Price of the Class A Common Stock is equal to or greater than $11.00, on or prior to July 31, 1998, or $20.00, after such date, (ii) the actual number of shares of Class A Common Stock traded on any securities exchange or the NASDAQ Stock Market on each of the twenty (20) days which are used in the determination of Market Price is at least 5,000 and
(iii) the average number of shares of Class A Common Stock traded on any securities exchange or the NASDAQ Stock Market on each such day is at least 15,000, the Company may, at its option (subject to the other provisions of this Section 6), redeem all, but not less than all, of the outstanding shares of Series AA Preferred Stock.

          6.3.2 The Company may redeem some or all of the Series A Preferred Stock at any time after July 31, 1998.

     6.4  Redemption at Holders' Option.  If a Public Market Event occurs, the
          -----------------------------
Holders of the Series AA Preferred Stock shall have the right, at their option, to require the Company to purchase some or all of the Series AA Preferred Stock held by such Holders on the date (the "Repurchase Date") selected by the Company that is not less than ten (10) nor more than twenty (20) days after delivery by the Company of notice of such Public Market Event (which notice shall be given within thirty (30) days after such Public Market Event). An election by a Holder to require the Company to repurchase shares of Series AA Preferred Stock pursuant to this Section 6.4 shall become irrevocable at the close of business on the relevant Repurchase Date.

     6.5  Procedures for Redemption.  In the event the Company shall be required
          -------------------------
to redeem shares of Series AA Preferred Stock pursuant to Section 6.2 or 6.4, or shall elect to redeem shares of Series AA Preferred Stock pursuant to Section 6.3, the Company shall give written notice of such redemption by first class mail, postage prepaid, mailed not less than thirty (30) nor more than ninety
(90) days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock records of the Company. Each such notice shall state: (i) the redemption date;
(ii) the number of shares of Series AA Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; (v) that payment will be made upon presentation and surrender of such Series AA Preferred Stock; (vi) the then current Conversion Price and the date on which the right to convert such shares of Series AA Preferred Stock will expire; (vii) that dividends on the shares to be redeemed shall cease to accrue following such redemption date; (viii) that such redemption is mandatory, if pursuant to Section 6.2, is at the option of the Company, if pursuant to Section 6.3, or at the option of the holders if pursuant to Section 6.4; and (ix) that dividends accrued to and including the date fixed for redemption will be paid as specified in such notice. Notice having been mailed as aforesaid, from and after the redemption date, unless the Company shall be in default in the payment of the Redemption Price (including any accrued and unpaid dividends to (and including) the date fixed for redemption),
(A) dividends on the shares of the Series AA Preferred Stock so called for redemption shall cease to accrue, (B) such shares shall be deemed no longer outstanding and (C) all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company any moneys payable upon redemption without interest thereon) shall cease.

     Upon surrender in accordance with such notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Company at the applicable Redemption Price. If fewer than all the outstanding shares of Series AA Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Company from holders of outstanding shares of Series AA Preferred Stock not previously called for redemption in proportion to the respective number of shares held by each holder. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

     Notwithstanding the foregoing, if notice of redemption has been given pursuant to this Section 6 and any holder of shares of Series AA Preferred Stock shall, prior to the close of business on the third (3rd) Business Day preceding the redemption date, give written notice to the Company pursuant to Section 9.5 hereof of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Company), then the conversion of such shares to be redeemed shall become effective as provided in Section 9 hereof.

7.  CERTAIN REPURCHASES
    -------------------

    Repurchase of Series AA Preferred Stock by the Company.  Neither the
    ------------------------------------------------------
Company nor any of its Subsidiaries shall repurchase any outstanding shares of Series AA Preferred Stock unless the Company on the same terms either (i) offers to purchase all of the then outstanding shares of Series AA Preferred Stock or
(ii) offers to purchase shares of Series AA Preferred Stock from the holders in proportion to the respective number of shares of Series AA Preferred Stock held by each holder. In any such repurchase by the Company, if all shares of Series AA Preferred Stock are not being repurchased, then the number of shares of Series AA Preferred Stock to be repurchased shall be allocated among all shares of Series AA Preferred Stock held by holders which accept the Company's repurchase offer so that the shares of Series AA Preferred Stock are repurchased from such holders in proportion to the respective number of shares of Series AA Preferred Stock held by each such holder which accepts the Company's offer (or in such other proportion as agreed by all such holders who accept the Company's offer). Nothing in this Section 7 shall (i) obligate a holder of shares of Series AA Preferred Stock to accept the Company's repurchase offer or (ii) prevent the Company from redeeming shares of Series A Preferred Stock in accordance with the terms of Section 6.1 through 6.4 hereof.

8.  VOTING RIGHTS
    -------------

    8.1  General.
         -------

         8.1.1 Holders of Series AA Preferred Stock shall be permitted to vote with the holders of Common Stock and the holders of Series B Preferred Stock, voting together as a single voting group, on any matter required or permitted to be voted upon by the holders of Common Stock. Each share of Series AA Preferred Stock shall entitle the holder thereof to such number of votes per share on each such matter as shall equal the number of shares of Class A Common Stock (including fractions of a share) into which each share of Series AA Preferred Stock is convertible as of the record date for the determination of holders entitled to vote on such matters.

         8.1.2 Notwithstanding the foregoing, without the approval of Holders of at least two-thirds of the shares of Series AA Preferred Stock then outstanding, voting or consenting, as the case may be, as a separate voting group,, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose, the Company will not, and will not permit any of its Subsidiaries to:

               a. issue any Senior Securities or Parity Securities;

               b. reclassify any Junior Securities into any Senior Securities or
                  Parity Securities;

               c. amend, modify or repeal the Articles of Incorporation, the By-
                  Laws of the Company, or these Articles of Amendment to the Articles of Incorporation or any other specified designations, rights, preferences or powers of the Series AA Preferred Stock in a manner adverse to Holders of Series AA Preferred Stock; or

               d. increase the number of shares of Series AA Preferred Stock authorized for issuance.

     8.2  Shares Deemed Outstanding.  For the purpose of this Section 8 and for
          -------------------------
purposes of exercising any vote, election or consent hereunder or under applicable law, shares of Series AA Preferred Stock held by the Company or any of its Subsidiaries shall not be deemed to be outstanding and shall not be counted in determining the outcome of any such vote, election or consent solicitation.

9.    Conversion.
      ----------

      9.1  Conversion Ratio.  The shares of Series AA Preferred Stock shall be
           ----------------
convertible into the number of fully paid and nonassessable shares of Class A Common Stock obtained by dividing (i) the aggregate Liquidation Preference of the shares to be converted, by (ii) the Conversion Price, subject to adjustment
                            --
of such number of shares as provided herein. The initial Conversion Price shall be $6.50 per share.

      9.2  Reserved Shares.  The Company shall at all times reserve and keep
           ---------------
available out of its authorized but unissued shares of Class A Common Stock for the purpose of issuance upon conversion of shares of Series AA Preferred Stock, 1,692,306 shares of Class A Common Stock and shall take all action necessary so that shares of Class A Common Stock so issued will be validly issued, fully paid and nonassessable.

      9.3  Changes in Common Stock.  Upon any change in the Common Stock after
           -----------------------
the date of issuance of Series AA Preferred Stock by reason of stock dividends, split-ups, stock splits, reverse stock splits, recapitalization, exchanges of shares or the like, the number of shares of Class A Common Stock that a holder of Series AA Preferred Stock is entitled to receive upon conversion shall be adjusted proportionately.

     9.4  Recapitalizations, Reorganizations, Etc.  If  the Company shall effect
          ----------------------------------------
any capital reorganization or reclassification of its Class A Common Stock (other than changes in par value or as a result of a change described in Section
9.3 above), or shall consolidate or merge with or into any other company (other than where the Company is the surviving corporation and each share of Class A Common Stock outstanding immediately prior to such consolidation or merger is to remain outstanding immediately after such consolidation or merger) or shall sell or transfer all or substantially all its assets to any other company for a consideration consisting in whole or in part of equity securities of such other company, lawful provision shall be made as a part of the terms of such transaction whereby the holders of shares of the Series AA Preferred Stock shall receive upon conversion thereof, in lieu of each share of Class A Common Stock issuable upon conversion of such shares immediately prior to such consummation, the same kind and amount of stock (or other securities, cash or property, if any) as may be issuable or distributable in connection with such transaction with respect to each outstanding share of Class A Common Stock subject to adjustments for subsequent stock dividends and distributions, subdivisions or combinations of shares, capital reorganizations, reclassifications, consolidations or mergers as nearly equivalent as possible to the adjustments provided for in this Section 9, as would have been distributed to a holder of Series AA Preferred Stock upon such reorganization, reclassification, consolidation or merger had such holder converted such Series AA Preferred Stock immediately prior to such reorganization, reclassification, consolidation or merger.

     9.5  Mechanics of Conversion.  Each holder of Series AA Preferred Stock
          -----------------------
that desires to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Company or of any transfer agent for the Series AA Preferred Stock or Class A Common Stock, accompanied by written notice to the Company that such holder elects to convert the same and stating therein the number of shares of Series AA Preferred Stock being converted and setting forth the name or names in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued if such name or names shall be different than that of such holder. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance and delivery of shares of Class A Common Stock in such name or names. Thereupon, the Company shall issue and deliver at such office on the fifth (5th) succeeding Business Day (unless such conversion is in connection with an underwritten public offering of Class A Common Stock, in which event concurrently with such conversion) to such holder or on such holder's written order, (i) a certificate or certificates for the number of validly issued, fully paid and nonassessable full shares of Class A Common Stock to which such holder is entitled and (ii) if less than the full number of shares of Series AA Preferred Stock evidenced by the surrendered certificate of certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted.

     Each conversion shall be deemed to have been effected immediately prior to the close of business on the date of such surrender of the shares to be converted (except that if such conversion is in connection with an underwritten public offering of Class A Common Stock, then such conversion shall be deemed to have been effected upon such surrender) so that the rights of the holder thereof as to the shares being converted shall cease at such time except for the right to receive shares of Class A Common Stock and accrued but unpaid dividends in accordance herewith, and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at such time.

     9.6  Conditional Conversion.  Notwithstanding any other provision hereof,
          ----------------------
if conversion of any shares of Series AA Preferred Stock is to be made in connection with a public offering of Class A Common Stock or any transaction described in Section 9.4 hereof, the conversion of any shares of Series AA Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of the public offering or such transaction, in which case such conversion shall not be deemed to be effective until the consummation of such public offering or transaction.

     9.7  Adjustment of the Conversion Price.  The Conversion Price shall be
          ----------------------------------
adjusted from time to time as follows:

     9.7.1  [RESERVED.]

     9.7.2  Issuance of Additional Shares of Stock.  If at any time the Company
            --------------------------------------
shall (except as hereinafter provided) issue or sell any Additional Shares of Stock either (A) in exchange for consideration in an amount per Additional Share of Stock less than the Conversion Price in effect immediately prior to such issuance or sale of Additional Shares of Stock or (B) in exchange for consideration in an amount per Additional Share of Stock less than the Market Price in effect immediately prior to such issuance or sale of Additional Shares of Stock, then the Conversion Price as to the Class A Common Stock into which the Series AA Preferred Stock is convertible immediately prior to such adjustment shall be adjusted to equal the price determined by multiplying the Conversion Price by a fraction, of which

            (x) the numerator shall be (1) the number of shares of Class A Common Stock outstanding immediately prior to such issuance or sale of Additional Shares of Stock plus (2) the number of shares of Common Stock which the aggregate amount of consideration, if any, received by the Company for the total number of such Additional Shares of Stock so issued or sold would purchase at the greater of (I) the Market Price in effect immediately prior to such issuance or sale of Additional Shares of Stock or
     (II) the Conversion Price in effect immediately prior to such issuance or sale of Additional Shares of Stock, and

            (y) the denominator shall be the number of shares of Common Stock outstanding immediately after such issuance or sale of Additional Shares of Stock;

provided, however, that such adjustment shall be made only if the Conversion Price determined from such Adjustment shall be less than the Conversion Price in effect immediately prior to the issuance of such Additional Shares of Stock.
The provisions of this Section 9.7.2 shall not apply to any issuance of Additional Shares of Stock for which an adjustment is provided under Section
9.7.2 or which are dividends or distributions received by the holders of the Series AA Preferred Stock pursuant to Section 4.1 hereof.

     9.7.3  Issuance of Warrants or Other Rights.  If at any time the Company
            ------------------------------------
shall in any manner (whether directly or by assumption in a merger in which the Company is the surviving corporation) issue or sell any warrants or other rights to subscribe for or purchase any Additional Shares of Stock or any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the consideration received for such warrants or other rights or such Convertible Securities shall be less than the Conversion Price or the Market Price in effect immediately prior to the time of such issue or sale, then the Conversion Price shall be adjusted as provided in Section
9.7.2. No further adjustments of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such warrants or other rights or upon the actual issue of such Common Stock upon such conversion or exchange of such Convertible Securities.

     9.7.4  Issuance of Convertible Securities.  If at any time the Company
            ----------------------------------
shall in any manner (whether directly or by assumption in a merger in which the Company is the surviving corporation) issue or sell any Convertible Securities, whether or not the rights to convert thereunder are immediately exercisable, and the consideration received for such stock shall be less than the Conversion Price or the Market Price in effect immediately prior to the time of such issue or sale, then the Conversion Price shall be adjusted as provided in Section
9.7.2.  No adjustment of the Conversion Price shall be made under this Section
9.7.4 upon the issuance of any Convertible Securities which are issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights pursuant to Section 9.7.3. No further adjustments of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion of such Convertible Securities and, if any issue or sale of such Convertible Securities is made upon exercise of any warrant or other right to subscribe for or to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this Section 9, no further adjustments of the Conversion Price shall be made by reason of such issue or sale.

     9.7.5  Superseding Adjustments.  If, at any time after any adjustment of
            -----------------------
the Conversion Price which the Series AA Preferred Stock is convertible shall have been made pursuant to Section 9.7.3 or Section 9.7.4 as the result of any issuance of warrants, rights or Convertible Securities,

            (i) such warrants or rights, or the right of conversion or exchange in such other Convertible Securities, shall expire, and all or a portion of such warrants or rights, or the right of conversion or exchange with respect to all or a portion of such other Convertible Securities, as the case may be, shall not have been exercised, or

            (ii) the consideration per share for which shares of Common Stock are issuable pursuant to such warrants or rights, or the terms of such other Convertible Securities, shall be increased solely by virtue of provisions therein contained for an automatic increase in such consideration per share upon the occurrence of a specified date or event, then such previous adjustment shall be rescinded and annulled and the Additional Shares of Stock which were deemed to have been issued by virtue of the computation made in connection with the adjustment so rescinded and annulled shall no longer be deemed to have been issued by virtue of such computation. Thereupon, a recomputation shall be made of the effect of such rights or options or other Convertible Securities on the basis of

            (iii) treating the number of Additional Shares of Stock or other property, if any, theretofore actually issued or issuable pursuant to the previous exercise of any such warrants or rights or any such right of conversion or exchange, as having been issued on the date or dates of any such exercise and for the consideration actually received and receivable therefor, and

            (iv) treating any such warrants or rights of any such other Convertible Securities which then remain outstanding as having been granted or issued immediately after the time of such increase of the consideration per share for which shares of Common Stock or other property are issuable under such warrants or rights or other Convertible Securities;

whereupon a new adjustment of the Conversion Price at which the Series AA Preferred Stock is convertible shall be made, which new adjustment shall supersede the previous adjustment so rescinded and annulled.

     9.7.6  Antidilution Adjustments Under Other Securities.  Without limiting
            -----------------------------------------------
any other rights available hereunder to the holders of the Series AA Preferred Stock, if there is an antidilution adjustment (i) under any Convertible Securities, whether issued prior to or after the Issue Date or (ii) under any rights, options or warrants to purchase Additional Shares of Stock, whether issued prior to or after the Issue Date which, in either case, results in a reduction in the exercise or purchase price with respect to such security or rights or results in an increase in the number of Additional Shares of Stock obtainable under such Convertible Security, right, option or warrant, then an adjustment shall be made to the Conversion Price hereunder. Any such adjustment pursuant to this Section 9.7.6 shall be whichever of the following results in a lower Conversion Price: (A) a reduction in the Conversion Price equal to the percentage reduction in such exercise or purchase price with respect to such

Convertible Security, right, option or warrant or (B) a reduction in the Conversion Price which will result in the same percentage increase in the number of shares of Class A Common Stock available hereunder as the percentage increase in the number of Additional Shares of Stock available under such Convertible Security, right, option or warrant. Any such adjustment under this Section
9.7.6 shall only be made if it would result in a lower Conversion Price than that which would be determined pursuant to any other antidilution adjustment otherwise required hereunder as a result of the event or circumstance which triggered the adjustment to such Convertible Security, right, option or warrant, and if an adjustment is made pursuant to this Section 9.7.6, such other antidilution adjustment otherwise required hereunder shall not be made as a result of such event or circumstance.

     9.7.7  Other Provisions Applicable to Adjustments under this Section.  The
            -------------------------------------------------------------
following provisions shall be applicable to the making of adjustments of the shares of Class A Common Stock into which the Series AA Preferred Stock is convertible and the Conversion Price at which the Series AA Preferred Stock is convertible provided for in this Section 9:

            a. Computation of Consideration. To the extent that any Additional
               ----------------------------
Shares of Stock or any Convertible Securities or any warrants or other rights to subscribe for or purchase any Additional Shares of Stock or any Convertible Securities shall be issued for cash consideration, the consideration received by the Company therefor shall be the amount of the cash received by the Company therefor, or, if such Additional Shares of Stock or Convertible Securities are offered by the Company for subscription, the subscription price, or, if such Additional Shares of Stock or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price (in any such case subtracting any amounts paid or receivable for accrued interest or accrued dividends and any compensation, discounts or expenses paid or incurred by the Company for and in the underwriting of, or otherwise in connection with, the issuance thereof). To the extent that such issuance shall be for a consideration other than cash, then except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined in good faith by the Board of Directors of the Company. In case any Additional Shares of Stock or any Convertible Securities or any warrants or other rights to subscribe for or purchase such Additional Shares of Stock or Convertible Securities shall be issued in connection with any merger in which the Company issues any securities, the amount of consideration therefor shall be deemed to be the fair value, as determined in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving company as such Board in good faith shall determine to be attributable to such Additional Shares of Stock, Convertible Securities, warrants or other rights, as the case may be. The consideration for any Additional Shares of Stock issuable pursuant to any warrants or other rights to subscribe for or purchase the same shall be the consideration received by the Company for issuing such warrants or other rights plus the additional consideration payable to the Company upon exercise of such warrants or other rights. The consideration for any Additional Shares of Stock issuable pursuant to the terms of any Convertible Securities shall be the consideration received by the Company for issuing warrants or other rights to subscribe for or purchase such Convertible Securities, plus the consideration paid or payable to the Company in respect of the subscription for or purchase of such Convertible Securities, plus the additional consideration, if any, payable to the Company upon the exercise of the right of conversion or exchange in such Convertible Securities. In case of the issuance at any time of any Additional Shares of Stock or Convertible Securities in payment or satisfaction of any dividends upon any class of stock other than Common Stock, the Company shall be deemed to have received for such Additional Shares of Stock or Convertible Securities a consideration equal to the amount of such dividend so paid or satisfied.

            b. When Adjustments to be Made. The adjustments required by this
               ---------------------------
Section 9 shall be made whenever and as often as any event requiring an adjustment shall occur, except that any adjustment of the Conversion Price that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in
Section 9.3) up to, but not beyond the date of exercise if such adjustment either by itself or with other adjustments not previously made amount to a change in the Conversion Price of less than $.05. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 9 and not previously made, would result in a minimum adjustment or on the date of conversion. For the purpose of any adjustment, any event shall be deemed to have occurred at the close of business on the date of its occurrence.

            c. Fractional Interests. In computing adjustments under this Section
               --------------------
9, fractional interests in the Common Stock shall be taken into account to the nearest 1/10th of a share.

            d. Challenge to Good Faith Determination. Whenever the Board of
               -------------------------------------
Directors of the Company shall be required to make a determination in good faith of the fair value of any item under this Section 9, such determination may be challenged in good faith by a holder of Series AA Preferred Stock and any dispute shall be resolved by an investment banking firm of recognized national standing selected by the Company and acceptable to such holder. The fees of such investment banker shall be borne by such holder if the Company's calculation is determined to be correct and otherwise by the Company.

     9.7.8  Exceptions to Adjustment of Conversion Price.  Anything herein to
            --------------------------------------------
the contrary notwithstanding, the Company shall not make any adjustment of the Conversion Price in the case of (i) the issuance of the Warrants or the issuance of shares of Class A Common Stock upon exercise of the Warrants, (ii) the issuance of shares of Class A Common Stock to holders of the Series AA Preferred Stock upon conversion of all or any portion of their shares of Series AA Preferred Stock, (iii) the issuance of the Bank Warrants or the issuance of shares of Class A Common Stock upon exercise of the Bank Warrants, (iv) the issuance of the Series AA Preferred Stock, (v) the issuance of the option (the "Option") to purchase Series B Convertible Preferred Stock, stated value $40.00 (the "Series B Preferred Stock"), contemplated by the Transaction Agreement dated January 31, 1997 between the Company and HFMI Acquisition Corporation, a Delaware corporation (the "Transaction Agreement"), (vi) the issuance of the Series B Preferred Stock pursuant to the Option, (vii) the issuance of Class A Common Stock upon conversion of the Series B Preferred Stock, (viii) the issuance of the Warrants (as such term is defined in the Transaction Agreement)

(the "New Warrants"), or (ix) the issuance of Class A Common Stock upon exercise of the New Warrants.

     9.7.9  Chief Financial Officer's Opinion.  Upon each adjustment of the
            ---------------------------------
Conversion Price, and in the event of any change in the rights of a holder of Series AA Preferred Stock by reason of other events herein set forth, then and in each such case, the Company will promptly obtain an opinion of the chief financial officer of the Company, stating the adjusted Conversion Price, or specifying the other shares of the Common Stock, securities or assets and the amount thereof receivable as a result of such change in rights, and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Company will promptly mail a copy of such opinion to the holders of Series AA Preferred Stock. If a holder disagrees with such calculation, the Company agrees to obtain within thirty (30) business days an opinion of a firm of independent certified public accountants selected by the Company's Board of Directors and acceptable to such holder to review such calculation and the opinion of such firm of independent certified public accountants shall be final and binding on the parties and shall be conclusive evidence of the correctness of the computation with respect to any such adjustment of the Conversion Price. The fees of such accountants shall be borne by such holder if the Company's calculation is determined by such accountants to be correct and otherwise by the Company.

     9.7.10  Company to Prevent Dilution.  In case at any time or from time to
             ---------------------------
time conditions arise by reason of action taken by the Company, which in the good faith opinion of its Board of Directors or a majority of the holders of the Series AA Preferred Stock are not adequately covered by the provisions of this
Section 9, and which might materially and adversely affect the exercise rights of the holders of the Series AA Preferred Stock, the Board of Directors of the Company shall appoint such firm of independent certified public accountants acceptable to a majority of the holders of the Series AA Preferred Stock, which shall give their opinion upon the adjustment, if any, on a basis consistent with the standards established in the other provisions of this Section 9, necessary with respect to the Conversion Price, so as to preserve, without dilution (other than as specifically contemplated by the Articles of Incorporation), the exercise rights of the holders of the Series AA Preferred Stock. Upon receipt of such opinion, the Board of Directors of the Company shall forthwith make the adjustments described therein.

     9.8  No Impairment.  The Company will not, by amendment of its Articles of
          -------------
Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of
Section 9 hereof and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series AA Preferred Stock against impairment.

     9.9  No Fractional Shares Adjustments.  No fractional shares shall be
          --------------------------------
issued upon conversion of the Series AA Preferred Stock. If more than one share of the Series AA Preferred Stock is to be converted at one time by the same stockholder, the number of full shares issuable upon such conversion shall be computed on the basis of the aggregate amount of the shares to be converted. Instead of any fractional shares of Class A Common Stock which would otherwise be issuable upon conversion of any shares of Series AA Preferred Stock, the Company will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Market Price per share of Class A Common Stock at the close of business on the day of conversion which such fractional share of Series AA Preferred Stock would be convertible into on such date.

     9.10  Shares to be Reserved.  The Company shall at all times reserve and
           ---------------------
keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series AA Preferred Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series AA Preferred Stock from time to time outstanding. The Company shall from time to time, in accordance with the laws of the State of Georgia, increase the authorized number of shares of Class A Common Stock if at any time the number of shares of authorized but unissued Class A Common Stock shall be insufficient to permit the conversion in full of the Series AA Preferred Stock.

     9.11  Taxes and Charges.  The Company will pay any and all issue or other
           -----------------
taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock on conversion of the Series AA Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of Class A Common Stock in a name other than that of the Series AA Preferred Stock, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of such tax or has established, to the satisfaction of the Company, that such tax has been paid.

     9.12  Accrued Dividends.  Upon conversion of any shares of Series AA
           -----------------
Preferred Stock, the holder thereof shall be entitled to receive any accrued but unpaid dividends in respect of the shares of Series AA Preferred Stock so converted to the date of such conversion.

     9.13  Closing of Books.  The Company will at no time close its transfer
           ----------------
books against the transfer of any shares of Series AA Preferred Stock or of any shares of Class A Common

Stock issued or issuable upon the conversion of any shares of Series AA Preferred Stock in any manner which interferes with the timely conversion of such shares of Series AA Preferred Stock.

10.  CERTAIN DEFINITIONS.
     -------------------

     "Additional Shares of Stock" means all shares of Common Stock issued by the Company after the Issue Date, other than (i) the Class A Common Stock to be issued upon exercise of the Warrants, (ii) the Class A Common Stock to be issued upon conversion of the Series A Preferred Stock Common Stock, (iii) the Class A Common Stock to be issued upon exercise of the Bank Warrants, (iv) 125,000 shares of Class A Common Stock to be issued pursuant to the Company's Outside Directors Incentive Plan or otherwise to directors, (v) 475,000 shares of Class A Common Stock to be issued pursuant to the Company's Management Incentive Plan,

(vi) 300,000 shares of Class A Common Stock issued or to be issued pursuant to the Company's Employee Stock Plan, (vii) the issuance of Class A Common Stock upon conversion of the Series AA Preferred Stock, (viii) the issuance of the Option, (ix) the issuance of the New Warrants, and (x) the issuance of Class A Common Stock upon exercise of the New Warrants.

     "Bank Warrants" means warrants exercisable for 360,000 shares of Class A Common Stock issued to NationsBank, N.A. (South) and Creditanstalt-Bankverien or their successors and assigns.

     "Business Day" means a day other than a Saturday, Sunday, or other day on which banks and trust companies in Atlanta are not required to be opened.

     "Capital Stock" means any and all shares, interests, participations, or other equivalents (however designated) of corporate stock or other equity securities.

     "Class A Common Stock" means the Class A Common Stock, no par value, of the Company and any other stock into which such Class A Common Stock may hereafter be changed, or for which such Class A Common Stock may be exchanged, after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation, or otherwise).

     "Class B Common Stock" means the Class B Common Stock, no par value, of the Company and any other stock into which such Class B Common Stock may hereafter by changed, or for which such Class B Common Stock may be exchanged, after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation, or otherwise).

     "Common Stock" means the Class A Common Stock, Class B Common Stock, and any other class of common stock now or hereafter authorized by the Company from time to time, and any capital stock of the Company hereafter authorized which is not preferred as to dividends or distributions upon liquidation, dissolution, or winding up of the Company over any other class of capital stock of the Company, or, for purposes of Section 8, has ordinary voting power for the election of directors of the Company.

     "Company" means Harry's Farmers Market. Inc.

     "Conversion Price" means the Conversion Price per share of Class A Common Stock into which the Series AA Preferred Stock is convertible.

     "Convertible Securities" means evidences of indebtedness, shares of preferred stock or other securities which are convertible into or exchangeable, with or without payment of additional consideration in cash or property, for Additional Shares of Stock, either immediately or upon the occurrence of a specified date or a specified event, other than the Series AA Preferred Stock or the Series B Preferred.

     "Dividend Payment Date" means each of March 31, June 30, September 30 and December 31 of each year.

     "Dividend Period" means the Initial Dividend Period and, thereafter each Quarterly Dividend Period.

     "Dividend Record Date" means, with respect to the dividend payable on each Dividend Payment Date of each year, the immediately preceding March 15, June 15, September 15 and December 15, or such other record date as may be designated by the Board of Directors with respect to the dividend payable on such Dividend Payment Date; provided, however, that such record date may not be more than sixty (60) days or less than ten (10) days prior to such Dividend Payment Date.

     "Holder" means a registered holder of shares of Series AA Preferred Stock.

     "Initial Dividend Period" means the dividend period commencing on the Redemption Default Date and ending on the first Dividend Payment Date to occur thereafter.

     "Issue Date" means as to any share of Series AA Preferred Stock, the date of the original issuance by the Company.

     "Liquidation Preference" means the Original Liquidation Preference, plus an amount in cash equal to all accrued and unpaid dividends (including an amount equal to a prorated dividend from the last Dividend Payment Date to the date such Liquidation Preference is being determined). The Liquidation Preference of a share of Series AA Preferred Stock will increase on a daily basis as dividends accrue on such share and will decrease only to the extent such dividends are actually paid, all as provided in Section 4 hereof.

     "Market Price" means, as to any security on the date of determination thereof, the average of the closing prices of such security's sales on all principal United States securities exchanges on which such security may at the time be listed, or, if there shall have been no sale on any such exchange on any day, the last trading price of such security on such day, or if such there is no such price, the average of the bid and asked prices at the end of such day, on the Nasdaq Stock Market, in each such case averaged for a period of twenty (20) consecutive Business Days prior to the day as of which Market Price is being determined; provided that if such security is listed on any United States securities exchange the term "Business Days" as used in this sentence means business days on which such exchange is open for trading. Notwithstanding the foregoing, with respect to the issuance of any security by the Company in an underwritten public offering, the Market Price shall be the per share purchase price paid by the underwriters. If at any time such security is not listed on any exchange or the Nasdaq Stock Market, the Market Price shall be deemed to be the fair value thereof determined by an investment banking firm of nationally recognized standing selected by the Board of Directors of the Company and acceptable to holders of a majority of the Series A Preferred Stock, as of the most recent practicable date as of which the determination is to be made, taking into account the value of the Company as a going concern, and without taking into account any lack of liquidity of such security or any discount for a minority interest.

     "Original Liquidation Preference" means $9.00 per share of Series AA Preferred Stock.

     "Person" means an individual, partnership, corporation, trust or unincorporated organization or a government or agency or political subdivision thereof.

     "Public Market Event" shall mean any program of acquisition by the Company of its own Class A Common Stock, initiation of a corporate reorganization, recapitalization, or undertaking a consolidation or merger or authorizing, consenting to, or taking any action which would have the effect of:

            (i) removing the Company from registration with the Securities and Exchange Commission under the Securities Exchange Act with respect to the Company's Class A Common Stock,

            (ii) requiring the Company to make a filing under Section 13(e) of the Securities Exchange Act,

            (iii) reducing substantially or eliminating the public market for shares of Class A Common Stock of the Company,

            (iv) causing a delisting of the Company's Class A Common Stock as a National market Security on The NASDAQ Stock market (unless such stock is delisted as a result of being listed on a national securities exchange), or

            (v) if any shares of the Company's Class A Common Stock are at any time listed on a national securities exchange, causing a delisting of such stock from such exchange.

     "Quarterly Dividend Period" means the quarterly period commencing on and including the immediately preceding Dividend Payment Date and ending on but not including the immediately subsequent Dividend Payment Date.

     "Redemption Default" means if the Company shall fail to redeem any Series AA Preferred Stock as and when required to be redeemed pursuant to Section 6 hereof.

     "Redemption Default Date" means the date upon which a Redemption Default occurs with respect to the Series AA Preferred Stock.

     "Securities Exchange Act" means the Securities and Exchange Act of 1934, as amended.

     "Series AA Preferred Stock" means the Series AA Preferred Stock, stated value $9.00 per share, of the Company authorized by these resolutions and the Certificate of Designations filed pursuant hereto (as such Certificate of Designations may be amended from time to time).

     "Subsidiary" means with respect to any Person (the "parent"), any corporation, association or other business entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

     "Warrants" means the Company's warrants exercisable for 412,500 shares of Class A Common Stock and its performance warrants exercisable for 61,111 shares of Class A Common Stock originally issued on December 30, 1994, to the holders of the Company's Series A Redeemable Convertible Preferred Stock, $9.00 stated value.



     Executed this 31st day of January 1997.


                                             HARRY'S FARMERS MARKET, INC.


                                             By: /s/ Harry A. Blazer
                                                ------------------------------
                                                  Name: Harry A. Blazer

                                                  Title: President